Exhibit 5.1

[Letterhead of Maples and Calder]

GlobalSantaFe Corporation 15375 Memorial Drive Houston, TX 77079 U.S.A.	PEL/194771/1419339/v2

8 April 2005

Dear Sirs

We have acted as counsel in the Cayman Islands to GlobalSantaFe Corporation, a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the “shelf” registration relating to the offer of ordinary shares of the Company of par value US$0.01 per share (the “Ordinary Shares”) in one offering with a total initial offering price not to exceed US$200,000,000 (the “Offer”).

1	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation, the Certificates of Incorporation on Change of Name and the Amended and Restated Memorandum and Articles of Association of the Company as registered or adopted on 20 November 2001 and amended by special resolution on 9 June 2004;

1.2	the resolutions (the “Resolutions”) of the directors adopted at the meeting of the board of directors of the Company (the “Board”) held on 29 July 2003 in the form attached to the Certified Resolutions of the Board of Directors executed by the Assistant Secretary of the Company dated 3 September 2003 and at the meeting of the board of directors held on 6 and 7 December 2004 in the form attached to the Certified Resolutions of the Board of Directors executed by the Assistant Secretary of the Company dated 8 April 2005 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

Maples and Calder

PO Box 309GT, Ugland House

South Church Street

George Town, Grand Cayman

Cayman Islands

Tel:	+1 345 949 8066
Fax:	+1 345 949 8080

www.maplesandcalder.com

1.3	a Certificate of Good Standing dated 6 April 2005 issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.4	the Registration Statement;

1.5	a certificate dated 8 April 2005 from an officer of the Company (the “Officer’s Certificate”).

We have also reviewed and relied on copies of such corporate records and other documents, reviewed such matters of law and taken such steps, as we have deemed necessary or appropriate for the purpose of this opinion.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Registration Statement, the appropriate prospectus supplement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Securities Act;

2.2	a prospectus supplement and any required amendments to the Registration Statement (including post-effective amendments) will have been prepared and filed with the Commission describing the Ordinary Shares offered thereby;

2.3	all Ordinary Shares will be issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

2.4	a definitive underwriting agreement or terms agreement with respect to any Ordinary Shares offered will have been duly authorised and validly executed and delivered by the Company and the other parties thereto;

2.5	there will at all relevant times be sufficient authorised, but unissued, shares under the Company’s Memorandum and Articles of Association;

2.6	the sale or issuance of particular Ordinary Shares pursuant to the 462(b) Registration Statement (as defined in the Resolutions) will be duly authorised by the Authorized Officers (as defined in the Resolutions);

2.7	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.8	all signatures, initials and seals are genuine;

2.9	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

3	OPINION

Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company validly incorporated, existing as an exempted company with limited liability and in good standing under the laws of the Cayman Islands.

3.2	With respect to the Ordinary Shares, upon (i) payment in full of the subscription price or other consideration therefore (being not less than the par value of the Ordinary Shares) pursuant to the provisions of the applicable underwriting agreement or terms agreement approved by the Authorized Officers (as defined in the Resolutions), and (ii) due registration of the issue of such shares are made in the register of members of the Company, the Ordinary Shares will have been duly authorised and will be validly issued, fully paid and non-assessable.

4	DISCLOSURE

This opinion speaks as of its date and is strictly limited to the matters stated herein. This opinion is given to you solely for use in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters”. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES and CALDER